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                                                                    EXHIBIT 99.4


                     [WASSERSTEIN PERELLA & CO LETTERHEAD]



                                                                 June 7, 1999



CONSENT OF WASSERSTEIN PERELLA & CO., INC.

We hereby consent to (i) the use of our opinion letters, dated August 26, 1998 and the date hereof, respectively, to the Special Committee of the Board of Directors of Chancellor Media Corporation ("Chancellor Media"), included as Annexes III-A and III-B to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of a wholly owned subsidiary of Chancellor Media with and into Capstar Broadcasting Corporation, and (ii) the references to such opinions and our opinion letter dated April 29, 1999 in such Proxy Statement/Prospectus. In providing such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                             Wasserstein Perella & Co., Inc.


                                             /s/ WASSERSTEIN PERELLA & CO., INC.